AMERICA FIRST APARTMENT INVESTORS, INC. TO ACQUIRE CORNERSTONE APARTMENTS FOR $37.5 MILLION

Omaha, Neb., October 30, 2006 – America First Apartment Investors, Inc.(NASDAQ: APRO), a multifamily real estate investment trust, announced today that it has signed a purchase and sale agreement to acquire the Cornerstone Apartments, a 420 unit complex located in Independence, Missouri, a fast-growing suburb of Kansas City, for approximately $37.5 million. The purchase of this property is expected to close by December 29, 2006, subject to further due diligence and customary closing conditions included in the purchase and sale agreement.

Jack Cassidy, APRO’s Chief Executive Officer, stated, “The Cornerstone Apartments will be an excellent addition to our growing portfolio and will be our first property in the attractive Kansas City metropolitan area. The property is located within close proximity to upper middle class single family homes, Class A commercial developments, schools, and churches, as well as the Independence Mall, a large regional mall with over 1.1 million square feet. Additionally, a 90 acre medical campus is currently under development nearby, including a 257 bed hospital scheduled to open on June 1, 2007. Constructed in 2004, the Cornerstone property ideally fits into our strategic plan to acquire newer multifamily properties with positive revenue growth prospects. We expect to finance the acquisition of this property with long-term fixed rate mortgage financing. Given the level of cash flow generated currently by this property, we expect the acquisition to be accretive to our funds from operation.”

America First Apartment Investors, Inc. is an equity real estate investment trust focused on multifamily apartment properties located primarily in the Southeast and Midwest regions of the United States. Its portfolio currently includes 33 multifamily properties and one commercial property. America First Apartment Investors, Inc. press releases are available on the World Wide Web at www.apro-reit.com.

Information contained in this Press Release contains “forward-looking statements” relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements. Reference is hereby made to the filings of America First Apartment Investors, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual report on Form 10-K.

CONTACT: Maurice Cox 800-239-8787

Jack Cassidy 212-935-8760